Exhibit 99.1

FOUR CORNERS PROPERTY TRUST, INC. BECOMES INDEPENDENT, PUBLICLY TRADED COMPANY THROUGH COMPLETION OF ITS SPIN-OFF FROM DARDEN RESTAURANTS, INC.
Leading Net Lease Owner of High-Quality Restaurant Properties across the Country
Four Corners Enters into $750 Million Syndicated Credit Facility and Intends to Elect to be Treated as a REIT

Release date: November 9, 2015
MILL VALLEY, Ca. - Four Corners Property Trust, Inc. (NYSE: FCPT) ("Four Corners") today announced the completion of its previously disclosed tax-free spin-off from Darden Restaurants, Inc. ("Darden"). Four Corners is now an independent, public company whose shares will begin trading on November 10, 2015, on the New York Stock Exchange under the symbol "FCPT." Four Corners intends to elect and qualify to be treated as a real estate investment trust (REIT) effective January 1, 2016 and has received an opinion from Skadden, Arps, Slate, Meagher & Flom LLP that Four Corners' proposed method of operation will enable it to satisfy the requirements for qualification and taxation as a REIT as of such date.
“We are excited to announce the launch of Four Corners as a leading net lease owner of high-quality restaurant properties across the country,” said Bill Lenehan, President and CEO of Four Corners. “We have assembled a well-regarded leadership team that has extensive retail net lease and public REIT experience. Our existing diversified portfolio consists of well-located assets in 44 states that have demonstrated strong operating performance. Looking ahead, we have a long-term opportunity to grow shareholder value through expanding and further diversifying the portfolio while maintaining a conservative and flexible balance sheet.”
Under the terms of the previously announced spin-off, Darden distributed all of the outstanding Four Corners shares pro rata to Darden shareholders of record as of the close of business on November 2, 2015. Darden shareholders retained their Darden shares and received one share of Four Corners for every three Darden shares held and cash in lieu of fractional Four Corners shares. The spin-off is expected to be a tax-free distribution to Darden shareholders. Darden has received opinions from Skadden, Arps, Slate, Meagher & Flom LLP and KPMG LLP that the spin-off will qualify as tax-free and has received a private letter ruling from the Internal Revenue Service on certain issues relevant to the qualification of the spin-off as tax-free.
In connection with the spin-off, Four Corners entered into a $750 million credit agreement consisting of a 5-year term loan facility of $400 million and a 4-year revolving credit facility of $350 million. The credit agreement includes an accordion feature such that the credit facilities can be increased up to $1 billion in aggregate, subject to certain conditions, including one or more new or existing lenders agreeing to provide commitments for such increased amount.
With the close of the transaction, Four Corners now owns the real estate associated with 424 restaurants, 418 of which will be leased back to Darden subsidiaries through triple-net leases with on average 15-year initial terms. The portfolio includes 300 Olive Garden® restaurants, 104 LongHorn Steakhouse® restaurants, 11 Bahama Breeze® restaurants, two Seasons 52® restaurants, and one Wildfish Seafood Grille® restaurant. The remaining restaurants (comprised of 6 LongHorn Steakhouse restaurants in San Antonio, Texas) will be operated by a subsidiary of Four Corners under a franchise agreement with Darden.
“We expect to grow and diversify our tenant base with high quality restaurant operators by becoming a preferred acquirer of restaurant and other food service related real estate,” Lenehan said. “This is a great day for Four Corners, and we look forward to a bright future.”
As a REIT, Four Corners will be required to distribute to its shareholders the accumulated earnings and profits (“E&P”) allocated to it from Darden and the earnings and profits it generates in the taxable year ending December 31, 2015 (the “Purging Distribution”). The Purging Distribution will be paid in a combination of cash and common stock, with the cash portion constituting of at least 20% of the total amount of the distribution. The aggregate amount of the Purging Distribution is expected to be between approximately $300 million and $400 million, but the exact amount of the Purging Distribution is not determinable at this time. The Purging Distribution, including the portion paid in common stock, will be a taxable dividend. The Purging Distribution generally should qualify as “qualified dividend income,” which is generally subject to a 20% maximum tax rate for non-corporate U.S. shareholders. Shareholders should consult their tax advisors regarding the application of the federal income tax laws to their particular situations, as well as the applicability of any federal estate and gift, state, local, or foreign tax laws. Four Corners will provide further information about the Purging Distribution to shareholders at the time such dividend is declared.
Four Corners was represented in the spin-off by Skadden, Arps, Slate, Meagher & Flom LLP and Hogan Lovells US LLP. J.P. Morgan, Moelis & Company and Green Street Advisors LLC served as financial advisers.
About Four Corners
Four Corners (NYSE: FCPT), headquartered in Mill Valley, CA, is an independent company primarily engaged in the acquisition and leasing of restaurant locations. Four Corners will seek to grow its portfolio by acquiring additional real estate to lease, on a triple net basis, for use in the restaurant and related food services industry. For more information, please visit the Company’s website at www.fourcornerspropertytrust.com.
Forward Looking Statements
Forward-looking statements in this communication are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements speak only as of the date on which such statements are first made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date. We wish to caution investors not to place undue reliance on any such forward-looking statements. By their nature, forward-looking statements involve risks and uncertainties that could cause actual results to materially differ from those anticipated in the statements.
Forward-looking statements include, but are not limited to, statements regarding the expected benefits of Four Corners' spin-off from Darden. Such statements are based on estimates, projections, beliefs, and assumptions that Four Corners believes are reasonable but are not guarantees of future events and results. Actual future events and results of Four Corners may differ materially from those expressed in these forward-looking statements as a result of a number of important factors.
Factors that could cause actual results to differ materially from those contemplated in Four Corners' forward-looking statements include, among others,: (i) risks related to the expected tax treatment of the transaction and the ability of Four Corners to conduct and expand its businesses following the transaction, and (ii) additional factors discussed in the Risk Factors section of our information statement filed with the SEC on October 21, 2015 and in our subsequent filings with the SEC.
Four Corners expressly disclaims any obligation to release publicly any updates or revisions to any of the forward looking statements set forth in this press release to reflect any change in its expectations or any change in events, conditions or circumstances on which any statement is based.

Four Corners Contact:
Ted McHugh, Vice President
Edelman Financial Communications
212-819-4875
Ted.mchugh@edelman.com